                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              Pierce Leahy Corp.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                               PIERCE LEAHY CORP.
                                631 PARK AVENUE
                           KING OF PRUSSIA, PA 19406

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON FRIDAY, MAY 15, 1998


     The Annual Meeting of Shareholders of Pierce Leahy Corp. (the "Company") will be held on Friday, May 15, 1998, at 10:00 a.m., at the Sheraton Valley Forge Hotel, 1160 First Avenue, King of Prussia, Pennsylvania 19406, for the following purposes:

     1. To elect three directors to hold office until the annual meeting of shareholders in 2001.

     2. To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for 1998.

     3. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on April 1, 1998 as the record date for the meeting. Only shareholders of record at that time are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof. In the event that the meeting is adjourned for one or more periods aggregating at least 15 days due to the absence of a quorum, those shareholders entitled to vote who attend the adjourned meeting, although otherwise less than a quorum, shall constitute a quorum for the purpose of acting upon any matter set forth in this notice.

     The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the meeting.

     You are cordially invited to attend the meeting in person. The Board of Directors urges you to sign, date and return the enclosed proxy card promptly. The return of the enclosed proxy card will not affect your right to vote in person if you choose to attend the meeting.


                                     Joseph P. Linaugh
                                     Secretary


April 10, 1998

                               PIERCE LEAHY CORP.
                                631 PARK AVENUE
                           KING OF PRUSSIA, PA 19406

                              ____________________

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 15, 1998

                              ____________________


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Pierce Leahy Corp. (the "Company") for use at the Company's annual meeting of shareholders which will be held on the date, at the time and place, and for the purposes set forth in the foregoing notice. This Proxy Statement, the foregoing notice and the enclosed proxy card are first being sent to shareholders on or about April 10, 1998.

     The Board of Directors does not intend to bring any matter before the meeting except those as specifically indicated in the notice and does not know of anyone else who intends to do so. If any other matters properly come before the meeting, however, the persons named in the enclosed proxy card, or their duly constituted substitutes acting at the meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

     When your proxy card is returned properly signed prior to voting at the meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the directors.

     Any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date, or by attending the meeting and voting in person.


                    VOTING SECURITIES AND SECURITY OWNERSHIP

OUTSTANDING SHARES AND VOTING RIGHTS

     At the close of business on April 1, 1998, the record date fixed for the determination of shareholders entitled to notice of and to vote at the meeting, 16,477,728 shares of the Company's Common Stock (the "Common Stock") were outstanding and entitled to vote. Only the record holders of the Common Stock on the record date will be entitled to vote. There are no other classes of voting securities outstanding. The presence at the meeting, in person or by proxy, of holders of shares entitled to cast at least a majority of the votes that may be cast by all shares of Common Stock outstanding as of the record date
will constitute a quorum.   Each share of Common Stock is entitled to one vote;
there are no cumulative voting rights with respect to the election of directors.

     Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining whether a quorum is present at the meeting. A broker "non-vote" occurs when the nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. A plurality of the votes duly cast is required for the election of directors (i.e., the nominees receiving the greatest number of votes will be elected). Abstentions or broker "non-votes" are not counted for purposes of the election of directors. The affirmative vote by the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter is required to approve any other matter to be acted upon at the meeting. An abstention is counted as a vote against and a broker non-vote is not counted for purposes of approving other matters to be acted upon at the meeting.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership as of April 1, 1998 of each person who was known to the Company to be the beneficial owner of more than 5% of the Common Stock. Each of the shareholders named below has sole voting and investment power with respect to such shares, unless otherwise indicated.


                                 Common Stock
Name and Address of       ---------------------------
Beneficial Owner          Number of Shares    Percent
-------------------       ----------------    -------
Leo W. Pierce, Sr.         9,123,614(1)(2)     55.4%

J. Peter Pierce            9,086,114(1)(3)     55.1

Leo W. Pierce, Jr.         1,371,251(1)(4)      8.3

Michael J. Pierce          1,223,708(1)(5)      7.4

Mary E. Pierce             1,396,953(1)(6)      8.5

Barbara P. Quinn           1,540,310(1)(7)      9.3

Constance P. Buckley       1,221,167(1)(8)      7.4

Thomas W. Smith            1,134,900(9)         6.9

Thomas N. Tryforos         1,034,900(9)         6.3
---------------
(1) A total of 9,086,114 shares of Common Stock are either held in a Voting Trust pursuant to a Voting Trust Agreement dated June 24, 1997 (as amended or restated from time to time, the "Voting Trust") or are subject to proxies (the "Proxies"). Leo W. Pierce, Sr. and J. Peter Pierce are the Trustees of the Voting Trust and the persons granted voting rights under the Proxies and, as such, each has shared power to vote the shares held in the Voting Trust or subject to the Proxies. In the event that the two Trustees disagree as to how to vote the shares held subject to the Voting Trust or the Proxies, one-half of the shares subject to the Voting Trust or the Proxies will be voted at the direction of each Trustee. With the exception of 37,500 shares beneficially owned by Leo W. Pierce, Sr. which are discussed in Note (2) below, all of the shares beneficially owned by Leo W. Pierce, Sr., J. Peter Pierce, Leo W. Pierce, Jr., Michael J. Pierce, Mary E. Pierce, Barbara P. Quinn, and Constance P. Buckley are held in the Voting Trust or are subject to Proxies. The beneficial owners of interests in the Voting Trust or the shares subject to the Proxies have the right to dispose of the shares to which they have beneficial interests. The address of each of the foregoing shareholders is c/o Pierce Leahy Corp., 631 Park Avenue, King of Prussia, PA 19406.

(2) Mr. Pierce has a direct beneficial interest in the 383,813 shares of Common Stock held in the Voting Trust and, as such, has sole dispositive power with respect to such shares. Mr. Pierce is also a co-trustee of the Pierce Family Foundation (the "Foundation"), which owns 37,500 shares of Common Stock. In such capacity, Mr. Pierce has shared voting and dispositive power with respect to such shares. Mr. Pierce disclaims beneficial ownership of the shares held by the Foundation.

(3) Mr. Pierce has a direct beneficial interest in the 746,668 shares of Common Stock and, as such, has sole dispositive power with respect to such shares. He also has a beneficial interest in 180,047 shares of Common Stock as custodian for the benefit of his child. In addition, Mr. Pierce beneficially owns 435,290 shares of Common Stock as co-trustee of a trust. All of such shares are subject to Proxies. Mr. Pierce disclaims beneficial ownership of the shares held by the trust.

(4) Mr. Pierce has a direct beneficial interest in 783,460 shares of Common Stock. He also has a beneficial interest in an aggregate of 200,169 shares as custodian for the benefit of his children and an aggregate of 30,186 shares in which his wife is custodian for the benefit of his children. In addition, Mr. Pierce beneficially owns 357,436 shares as trustee of a trust. All of such shares are held in the Voting Trust. Mr. Pierce disclaims beneficial ownership of the shares held by the trust.

(5) Mr. Pierce has a direct beneficial interest in 1,117,798 shares of Common Stock. He also has a beneficial interest in an aggregate of 105,910 shares as custodian for the benefit of his child. All of such shares are held in the Voting Trust or are subject to Proxies.

(6) Ms. Pierce has a direct beneficial interest in 1,396,953 shares of Common Stock held in the Voting Trust.

(7) Ms. Quinn has a direct beneficial interest in 670,707 shares of Common Stock. She also has a beneficial interest in an aggregate of 564,500 shares as custodian for the benefit of her children and an aggregate of 21,183 shares in which her husband is custodian for the benefit of her children. In addition, Ms. Quinn beneficially owns 148,356 shares as trustee of a trust and an aggregate of 135,564 shares as co-trustee of three separate trusts. All of such shares are held in the Voting Trust or are subject to Proxies. Ms. Quinn disclaims beneficial ownership of all shares held by the trusts.

(8) Ms. Buckley has a direct beneficial interest in 715,145 shares of Common Stock. She also has a beneficial interest in an aggregate of 152,512 shares as custodian for the benefit of her children and an aggregate of 8,472 shares in which her husband is custodian for the benefit of her children. In addition, Ms. Buckley beneficially owns 222,535 shares as trustee of a trust and an aggregate of 122,503 shares as co-trustee of four separate trusts. All of such shares are held in the Voting Trust or are subject to Proxies. Ms. Buckley disclaims beneficial ownership of all shares held by the trusts.

(9) The information is based on a Schedule 13D, dated January 16, 1998, of Thomas W. Smith and Thomas N. Tryforos filed with the Securities and Exchange Commission. Based on their Schedule 13D, Messrs. Smith and Tryforos beneficially own an aggregate of 1,034,900 shares of Common Stock in their capacity as investment managers for certain managed accounts. Mr. Smith beneficially owns an additional 100,000 shares. The address of Messrs. Smith and Tryforos is 323 Railroad Avenue, Greenwich, CT 06830.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership as of April 1, 1998 of (i) each director, (ii) each of the Named Executives (as hereinafter defined) and (iii) all the directors and executive officers as a group. Each of the shareholders named below has sole voting and investment power with respect to such shares, unless otherwise indicated.

Name of Beneficial Owner              Number of Shares(1)  Percent of Class
------------------------              -------------------  ----------------
Leo W. Pierce, Sr.                        9,123,614(2)          55.4%

J. Peter Pierce                           9,086,114(3)          55.1

Douglas B. Huntley                          107,993(4)             *

Alan B. Campell                              20,000                *

Delbert S. Conner                             1,000                *

J. Anthony Hayden                            72,000(5)             *

Thomas A Decker                                 500                *

Ross M. Engelman                            107,743(4)             *

J. Michael Gold                             107,393(6)             *

Joseph A. Nezi                               68,841(7)             *

Christopher J. Williams                     113,393(4)             *
All executive officers and directors      9,833,814(8)          57.6%
 as a group (13 persons)
--------------
*    Less than 1 percent.
(1) With respect to each shareholder, includes any shares issuable upon exercise of any options held by such shareholder that are or will become exercisable within sixty days of the record date.
(2)  See Notes (1) and (2) to previous table.
(3)  See Notes (1) and (3) to previous table.
(4)  Includes options to purchase 107,393 shares of Common Stock.
(5)  Includes 55,000 shares of Common Stock beneficially owned through an IRA.
(6)  Consists of options to purchase 107,393 shares of Common Stock.
(7)  Consists of options to purchase 68,841 shares of Common Stock.
(8)  Includes options to purchase an aggregate of 604,747 shares of Common
     Stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Pursuant to Section 16(a) of the Securities and Exchange Act of 1934, the Company's directors and executive officers are required to file reports with the Securities and Exchange Commission, within specified monthly and annual due dates, relating to their ownership of and transactions in the Common Stock. The Common Stock began to be publicly traded on July 1, 1997, and as of such date the Company's directors and executive officers became subject to the Section 16 reporting requirements. During the transition to a reporting company, four of the Company's directors or executive officers, J. Anthony Hayden, David Marsh, Joseph A. Nezi and Christopher J. Williams, each failed to file on a timely basis one Form 4 with respect to one transaction.

                             ELECTION OF DIRECTORS

                             (ITEM 1 ON PROXY CARD)

          At the meeting, the shareholders will elect three Class I Directors to hold office until the annual meeting of shareholders in 2001 and until their respective successors have been duly elected and qualified. The Board of Directors is divided into three classes serving staggered three-year terms, the term of one class of directors to expire each year. The term of the Class I Directors, J. Peter Pierce, Thomas A. Decker and Alan B. Campell, expires at the 1998 annual meeting of shareholders. The Board has nominated Messrs. J. Peter Pierce, Thomas A. Decker and Alan B. Campell to serve as directors. Each is currently serving as a Class I Director and has indicated a willingness to continue serving as a director. Unless contrary instructions are given, the shares represented by a properly executed proxy will be voted "FOR" the election of Messrs. J. Peter Pierce, Thomas A. Decker and Alan B. Campell. Should any of the nominees become unavailable to accept election as a director, the persons named in the enclosed proxy will vote the shares which they represent for the election of such other person as the Board of Directors may recommend.

          The current members of the Board of Directors, including the nominees for Class I Director, together with certain information about them, are set forth below:

                            DIRECTOR   TERM      POSITIONS WITH THE
NAME                   AGE   SINCE    EXPIRES         COMPANY
----                   ---  --------  -------    ------------------
Class I Directors

J. Peter Pierce         52  *            1998  President, Chief Executive
                                               Officer and Director

Alan B. Campell         46      1994     1998  Director

Thomas A. Decker        52      1997     1998  Director

Class II Directors

Douglas B. Huntley      38      1994     1999  Vice President, Chief Financial
                                               Officer and Director

Delbert S. Conner       67      1990     1999  Director

Class III Directors

Leo W. Pierce, Sr.      79      1957     2000  Chairman of the Board

J. Anthony Hayden       54      1997     2000  Director
--------------
*     Mr. J. Peter Pierce has served as a director since the early 1970s.

  Mr. J. Peter Pierce has served as President and Chief Executive Officer of the Company since January 1995 and has been a director since the early 1970s. Mr. Pierce served as President and Chief Operating Officer of the Company from January 1984 to January 1995, prior to which he served in various other capacities with the Company, including as Vice President of Operations, General Manager of Connecticut, New York and New Jersey and Sales Executive. Mr. Pierce attended the University of Pennsylvania and served in the United States Marine Corps.

  Mr. Alan B. Campell has served as a director of the Company since 1994. Since 1997, Mr. Campell has been a consultant. From 1986 until 1997, Mr. Campell was a Managing Director of Campell Vanderslice Furman, an investment banking firm. Prior thereto, Mr. Campell was a Vice President at Chase Manhattan Bank, N.A. Mr. Campell holds a B.A. degree from Brown University and an M.A. from the University of Southern California.

  Mr. Thomas A. Decker has served as a director of the Company since 1997. Since January 1997, Mr. Decker has served as Senior Vice President, General Counsel and Secretary, of Unisource Worldwide, Inc. From 1994 until January 1997, Mr. Decker was Executive Vice President, Chief Operating Officer and General Counsel of Saint Gobain Corporation, and from 1994 until 1996, Mr. Decker was Executive Vice President and General Counsel of Saint-Gobain Corporation. During the period 1994 through 1997, he was responsible for all corporate staff activities including Law, Human Resources, Finance and Information Systems at Saint-Gobain Corporation and its three principal subsidiaries. Mr. Decker was Vice President, General Counsel and Secretary of Saint Gobain Corporation from 1991 through 1994. From 1974 to 1991, Mr. Decker was Vice President, General Counsel and Secretary of Certainteed Corporation. Mr. Decker holds a B.A. degree from the University of Pennsylvania and a J.D. degree from the University of Virginia School of Law.

  Mr. Douglas B. Huntley has served as Chief Financial Officer since January 1994 and as a director of the Company since 1994. From May 1993 until December 1993, Mr. Huntley served as Assistant to the President of the Company. From August 1989 to March 1993, he was an Executive Advisor and a Project Manager of Rockwell International in connection with a multi-billion dollar NASA contract. Prior thereto, Mr. Huntley was an accountant for Deloitte Haskin & Sells. Mr. Huntley holds a B.S. degree from Bucknell University and an M.B.A. from the University of Pennsylvania, Wharton School of Business and is a Certified Public Accountant.

  Mr. Delbert S. Conner has served as a director of the Company since 1990. Since May 1995, Mr. Conner has served as Vice Chairman of USCO Distribution Services, Inc. on a semi-retired basis. From January 1994 through April 1995, he was the Vice Chairman of USCO on a full-time basis and its President and Chief Executive Officer from February 1983 to December 1993. Mr. Conner holds a B.S. degree from Bryant College.

  Mr. Leo W. Pierce, Sr. has served as Chairman of the Board of the Company since its formation in 1957. Mr. Pierce served as the Chief Executive Officer of the Company from its formation to January 1995 and as President from its formation to January 1984. Prior to forming the Company, Mr. Pierce was a sales representative for Lefebure Corporation and an accountant for Price Waterhouse. Mr. Pierce holds a B.A. degree from St. John's University. Leo W. Pierce, Sr. is the father of J. Peter Pierce.

  Mr. J. Anthony Hayden has served as a director of the Company since 1997. Since March 1996, Mr. Hayden has served as President and Chief Executive Officer of Hayden Real Estate, Inc. From 1975 until March 1996, Mr. Hayden served in various capacities with Cushman and Wakefield Commercial Real Estate Company, including Executive Vice President of the Mid-Atlantic/Mid-West Region. Mr. Hayden holds a B.S. degree from LaSalle University. Mr. Hayden is also a director of Liberty Property Trust.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  During 1997, the Board of Directors held six formal meetings. After completion of the Company's initial public offering of Common Stock, the Board established an Executive Committee and an Audit Committee. The Board also reconstituted the Compensation Committee so that it is now comprised entirely of non-employee directors. The Compensation Committee held one formal meeting in 1997 and neither the Executive Committee nor the Audit Committee held formal meetings in 1997. The Executive Committee is empowered to approve acquisitions and other transactions up to a specified amount. Messrs. Leo W. Pierce, Sr., J. Peter Pierce and Huntley are currently the members of the Executive Committee. The Compensation Committee considers and recommends to the Board both salary levels and bonuses for the officers of the Company. The Compensation Committee also reviews and makes recommendations with respect to the Company's existing and proposed compensation plans, and it serves as the committee responsible for administering the Company's stock option plans. Messrs. Decker and Conner are currently the members of the Compensation Committee. The Audit Committee reviews the Company's internal accounting controls and handles matters relating to the Company's independent public accountants. Messrs. Campell, Conner and Hayden are currently members of the Audit Committee.

  During 1997, each director attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and meetings held by all committees of the Board of Directors on which he served.

COMPENSATION OF DIRECTORS

  All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors. All nonemployee directors also receive $3,500 for each meeting of the Board of Directors attended. In addition, each nonemployee director was granted in January 1998 an option to purchase 2,500 shares of Common Stock at the fair market value on the date of grant. The options vest in five equal annual installments beginning on the first anniversary of the date of grant.

                        RATIFICATION OF THE APPOINTMENT
                       OF INDEPENDENT PUBLIC ACCOUNTANTS

                             (ITEM 2 ON PROXY CARD)


  Subject to shareholder ratification, the Board of Directors, upon recommendation of the Audit Committee, has reappointed Arthur Andersen LLP to serve as the Company's independent public accountants for the current fiscal year. If the shareholders do not ratify this appointment by the affirmative vote of a majority of the votes cast at the meeting, other independent public accountants will be considered by the Board upon recommendation of the Audit Committee.

  A representative of Arthur Andersen is expected to be present at the meeting. Such representative will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

          The affirmative vote of a majority of votes cast at the meeting in person or by proxy is required to ratify the reappointment of Arthur Andersen. THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" RATIFICATION OF THE REAPPOINTMENT OF ARTHUR ANDERSEN.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth the cash compensation paid by the Company as well as certain other compensation paid or accrued during fiscal 1995, 1996 and 1997 to the Company's Chief Executive Officer and the Company's five other highest paid executive officers (together with the Chief Executive Officer, the "Named Executives") for services to the Company in 1995, 1996 and 1997:


                                      ANNUAL COMPENSATION               LONG-TERM
                               ------------------------------------   COMPENSATION
                                                            OTHER     ------------
                                                            ANNUAL       AWARDS        ALL OTHER
       NAME AND         FISCAL                            COMPENSA-    ----------    COMPENSATION
 PRINCIPAL POSITION     YEAR    SALARY ($)   BONUS ($)     TION ($)    OPTIONS (#)        ($)
J. Peter Pierce,          1997    250,000     87,760                -           -           7,122(1)
 President and Chief      1996    251,485     93,400                -           -           6,967(1)
 Executive Officer        1995    186,800     93,400                -           -           6,681(1)

Ross M. Engelman,         1997    130,000     45,635                -      31,773           5,403(2)
Vice President,           1996    130,000     65,000                -      54,014           5,216(2)
 Operations- South        1995    130,422     65,000                -      90,024           4,813(2)

J. Michael Gold,          1997    130,000     45,635                -      31,773           4,092(3)
Vice President,           1996    130,000     65,000                -      54,014           3,739(3)
 Operations-              1995    129,905     65,000                -      90,024           3,417(3)
 Northeast

Douglas B. Huntley,       1997    130,000     45,635                -      31,773           5,442(4)
Vice President, Chief     1996    130,000     65,000                -      54,014           5,231(4)
Financial Officer         1995    129,520     65,000                -      90,024           4,802(4)

Joseph A. Nezi,           1997    130,000     97,635(5)             -           -           6,335(6)
Vice President,           1996    130,000     92,370(5)             -      37,068           6,256(6)
 Sales and                1995    133,020     97,841(5)             -      90,024           5,748(6)
 Marketing

Christopher J.            1997    130,000     45,635                -      31,773           5,442(7)
 Williams,                1996    130,000     65,000                -      54,014           5,339(7)
Vice President,           1995    129,905     65,000                -      90,024           5,089(7)
 Operations-West

__________________________
(1) Included in such amounts for 1997, 1996 and 1995, respectively, are $2,250, $2,268 and $2,310 representing an employer match under the Company's 401(k) Plan, $1,872, $1,699 and $1,371 in net premiums for a guaranteed term life insurance policy on behalf of Mr. Pierce and $3,000, $3,000 and $3,000 representing contributions made by the Company under its Profit Sharing Plan.
(2) Included in such amounts for 1997, 1996 and 1995, respectively, are $2,245, $2,249 and $2,107 representing an employer match under the 401(k) Plan, $158, $158 and $98 in net premiums for a guaranteed term life insurance policy on behalf of Mr. Engelman and $3,000, $2,809 and $2,608 representing contributions made by the Company under the Profit Sharing Plan.
(3) Included in such amounts for 1997, 1996 and 1995, respectively, are $900, $750 and $700 representing an employer match under the 401(k) Plan, $192, $191 and $119 in net premiums for a guaranteed term life insurance policy on behalf of Mr. Gold and $3,000, $2,798 and $2,598 representing contributions made by the Company under the Profit Sharing Plan.
(4) Included in such amounts for 1997, 1996 and 1995, respectively, are $2,250, $2,250 and $2,093 representing an employer match under the 401(k) Plan, $192, $191 and $119 in net premiums for a guaranteed term life insurance policy on behalf of Mr. Huntley and $3,000, $2,790 and $2,590 representing contributions made by the Company under the Profit Sharing Plan.
(5)  Includes $52,000, $27,370 and $32,842 paid as commissions in 1997, 1996 and
     1995, respectively.
(6) Included in such amounts for 1997, 1996 and 1995, respectively, are $2,250, $2,260 and $2,310 representing an employer match under the 401(k) Plan, $1,135, $996 and $438 in net premiums for a guaranteed term life insurance policy on behalf of Mr. Nezi and $3,000, $3,000 and $3,000 representing contributions made by the Company under the Profit Sharing Plan.
(7) Included in such amounts for 1997, 1996 and 1995, respectively, are $2,250, $2,250 and $2,066 representing an employer match under the 401(k) Plan, $192, $191 and $125 in net premiums for a guaranteed term life insurance policy on behalf of Mr. Williams and $3,000, $2,898 and $2,898 representing contributions made by the Company under the Profit Sharing Plan.

STOCK OPTION GRANTS

  The following table contains information concerning grants of stock options to the Chief Executive Officer and to each of the other Named Executives during 1997:

                             OPTION GRANTS IN 1997
                             ---------------------

                                          Individual Grants
                        -------------------------------------------------
                                                                                           Potential Realizable Value at
                        Number of                                                          Assumed Annual Rates of Stock
                        Securities         % of Total                                      Price Appreciation for Option
                        Underlying         Options Granted     Exercise                    Term(2)
                        Options            to Employees in     Price           Expiration  -----------------------------
Name                    Granted(#)(1)      1997                ($/Sh)          Date               5%              10%
----                    ----------         ----------------    ---------       ----------  -------------     -----------
J. Peter Pierce                -                     -               -           -               -              -
Ross M. Engelman          31,773                  20.7            5.09  *                  101,708        257,748
J. Michael Gold           31,773                  20.7            5.09  *                  101,708        257,748
Douglas B. Huntley        31,773                  20.7            5.09  *                  101,708        257,748
Joseph A. Nezi                 -                     -               -           -               -              -
Christopher J.            31,773                  20.7            5.09  *                  101,708        257,748
 Williams

____________________
*    The options have no specified expiration date.
(1) All options were granted under the Company's Nonqualified Stock Option Plan. The options were originally scheduled to vest in five equal annual installments commencing on the first anniversary of the date of grant. However, upon the completion of the initial public offering of the Company's Common Stock on July 1, 1997, these options became fully vested and exercisable. The Company may make loans with respect to vested options.
(2) Illustrates the value that might be received upon exercise of options immediately prior to the assumed expiration of their term at the specified compounded rates of appreciation based on the market price for the Common Stock when the options were granted. There was no established trading market for the Common Stock at the time the options were issued, so the market price is based upon the formula set forth in the Plan based upon a multiple of EBITDA, as well as the amount of cash, cash equivalents, outstanding indebtedness and other obligations of the Company. Since the options granted to the Named Executives do not have a specified expiration date, for purposes of calculating the assumed appreciation, the options have been deemed to expire ten years from the date of grant. Assumed rates of appreciation are not necessarily indicative of future stock performance.

STOCK OPTION EXERCISES AND HOLDINGS

  The following table sets forth the value of options held by each of the Named Executives at December 31, 1997. None of the Named Executives exercised any options during 1997.

                      AGGREGATED OPTION EXERCISES IN 1997
                     AND OPTION VALUES AT DECEMBER 31, 1997

                                             NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED
                                                  OPTIONS AT            IN-THE-MONEY OPTIONS
                                             DECEMBER 31, 1997 (#)   AT DECEMBER 31, 1997 ($)(1)
                                            -----------------------  ---------------------------
                      SHARES        VALUE
                   ACQUIRED ON    REALIZED                UNEXERCI-                   UNEXERCI
NAME               EXERCISE (#)     ($)      EXERCISABLE    SABLE     EXERCISABLE      -SABLE
----               ------------   ---------  -----------  ---------   -----------     --------
J. Peter Pierce          -            -             -          -               -            -

Ross M. Engelman         -            -       107,393     68,418       1,637,750    1,029,007

J. Michael Gold          -            -       107,393     68,418       1,637,750    1,029,007

Douglas B. Huntley       -            -       107,393     68,418       1,637,750    1,029,007

Joseph A. Nezi           -            -        68,841     58,251       1,048,892      880,153

Christopher J.           -            -       107,393     68,418       1,637,750    1,029,007
 Williams

----------------
(1) The value of unexercised in-the-money options is based on the difference between the last sale price of a share of Common Stock as reported by the New York Stock Exchange on December 31, 1997 ($20.50) and the exercise price of the options, multiplied by the number of options.

STOCK PERFORMANCE GRAPH

     The following graph compares the percentage change in the cumulative total return on the Common Stock during the period from the commencement of public trading of the Common Stock on July 1, 1997 until December 31, 1997, and the cumulative total return on the S&P 500 Index and the Russell 2000 Index during such period. The comparison assumes $100 was invested at the beginning of such period in Common Stock and in each of the foregoing indices and assumes the reinvestment of any dividends. Since July 1, 1997, the Common Stock has been traded under the symbol PLH on the New York Stock Exchange.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
        PIERCE LEAHY COMMON STOCK, S&P 500 INDEX AND RUSSELL 2000 INDEX


                                     FISCAL YEAR ENDING
                                     ------------------
COMPANY                              7/01/97   12/31/97
-------                              -------   --------
PIERCE LEAHY CORP                     100.00     113.89
RUSSELL 2000 INDEX                    100.00     111.02
BROAD MARKET                          100.00     110.58

THE PEER GROUP CHOSEN WAS:
RUSSELL 2000 INDEX

THE BROAD MARKET INDEX CHOSEN WAS:
S&P 500 INDEX


SOURCE: MEDIA GENERAL FINANCIAL SERVICES
        P.O. BOX 85333
        RICHMOND, VA 23293
        PHONE: 1-(800) 446-7922
        FAX: 1-(800) 649-6826

REPORT OF THE COMPENSATION COMMITTEE

  The Compensation Committee of the Board of Directors (the "Committee") is responsible for the oversight and administration of executive compensation. Since December 1997, the Committee has been composed of two non-employee directors. Prior to the Company's initial public offering of Common Stock in July 1997 and until the Compensation Committee was reconstituted in December, the Compensation Committee was comprised of Leo W. Pierce, Sr., J. Peter Pierce, and Alan B. Campell.

  The Committee is charged with determining the salary and other compensation of the Company's President and Chief Executive Officer as well as the Company's other executive officers. The Committee consults with the President and Chief Executive Officer regarding the compensation for the other executive officers. To date, compensation of executive officers has been comprised primarily of salary and cash bonuses. Compensation levels for 1997 were set when the Company was still privately held. At such time, the Company was taxed as a Subchapter S corporation, which limited the number of shareholders the Company could have and hence the use of equity as a component of compensation.

  Compensation in 1997 for each of the executive officers was comprised of a base salary, a bonus plus, in the case of all of the executives other than the President and Chief Executive Officer and one other executive officer, stock options. Salaries were based on historical levels and, the Committee believes, are relatively modest for corporations with the performance similar to the Company (primarily based on revenue and EBITDA (earnings before interest, taxes, deprecation, amortization and certain other charges)).

  Bonuses for 1997 were based on targets for EBITDA, with each executive officer entitled to achieve up to 70% of base salary. Based on the Company's performance for 1997, including the substantial growth in both revenue and EBITDA and the successful completion and integration of 17 acquisitions as well as an initial public offering, the Compensation Committee awarded the executive officers, including the President and Chief Executive Officer, bonuses equal to approximately 35% of base salary.

  In addition, the executive officers, other than the President and Chief Executive Officer and one other executive officer of the Company, also received stock options. The number of options received were based on the Committee's assessment of the level that would sufficiently motivate senior management to increase the long-term value of the Company and were priced according to a formula in the option plan the Company utilized prior to its initial public offering.

  Going forward, the Committee believes that executive compensation should continue to be comprised of these three elements: base salary; bonus opportunities; and stock options.

Base Salaries

  The Committee plans to review base salaries annually and adjust them based on Company performance as well as a review of compensation programs in other companies in similar industries with similar capitalization and revenues. In determining base salaries, the Committee considers the executive's overall level of responsibility, other comparable labor markets in which the Company competes for employees, and the compensation of similarly situated individuals in the records management industry, to the extent this information is available.

Bonuses

  The Committee believes that bonuses are an important part of an executive's compensation because it places a portion of the executive's performance at risk and encourages sustained high performance each year. In the past, bonuses have been based primarily on budgeted EBITDA targets. The Committee sets a bonus target each year for the President and Chief Executive Officer and the other executive officers. The target is based on the achievement of a combination of Company-wide goals and individual performance goals. The Company goals are expected to continue to be primarily based on EBITDA, which is the benchmark used by many of the financial covenants in the Company's financing agreements and is a criterion customarily used to evaluate records management companies and EBTDA (earnings before taxes, deprecation, amortization and certain other charges), which is a measure of cash flow after interest expense. Other measures of Company performance expected to be used are exceeding sales targets, controlling capital budgets, and other objective and subjective measures which increase the long-term value of the Company.

Stock Options

  Stock options are the third element of compensation. In conjunction with its initial public offering, the Company adopted a new stock option plan which permits the granting of incentive and nonqualified options. The Committee also administers the stock option plan. Stock options serve to align management with the interests of the Company's shareholders and to incentivize them to manage with a view towards long-term growth rather than focusing solely on short-term goals. Given the substantial level of the stock ownership of President and Chief Executive Officer, to date the Committee has not granted options to the President when it granted options to other executives. As the Company's outstanding shares increase, the Committee believes that over the long-term it will be appropriate to grant stock options to the President and Chief Executive Officer along with the other executive officers.

Summary

  The Committee believes that the compensation program described above effectively links executive and shareholder interests and provides incentives that are consistent with the long-term goals and strategies of the Company to continue to succeed in the records management industry.

Executive Compensation Tax Deductibility

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits the deductible amount of annual compensation paid to certain individual executive officers to no more than $1 million. The Committee does not deem Section 162(m) of the Code to be applicable to the Company at this time. The Committee will continue to review tax consequences as well as other relevant consideration in connection with compensation decisions.

  Submitted by the Compensation Committee:

       Delbert S. Conner
       Thomas A. Decker


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company leases from four separate limited partnerships its corporate headquarters in King of Prussia, Pennsylvania and its facilities in Suffield, Connecticut, Orlando, Florida and Charlotte, North Carolina. J. Peter Pierce, the Company's President and Chief Executive Officer, is the general partner of three of the limited partnerships and members of the Pierce family and certain other officers and directors of the Company and their affiliates own substantial limited partnership interests in each of the four limited partnerships. The lease on the Company's corporate headquarters expires on April 30, 2003, without any renewal options. The leases for the Suffield, Orlando and Charlotte facilities terminate on December 31, 2005, October 31, 2004 and August 31, 2001, respectively. Each of such leases contains two five-year renewal options. The aggregate rental payments by the Company for such properties during 1997 was $961,000.

  The Company believes that the terms of its leases with the related parties are as favorable to the Company as those generally available from unaffiliated third parties. There are no plans by the Company to lease additional facilities from officers, directors or other affiliated parties.

  The Company provides an annual pension in the amount of $96,000 to Leo W. Pierce, Sr. and to his spouse, if she survives him.

  The Company has entered into a tax indemnification agreement with the shareholders of the Company prior to its initial public offering which provides for: (i) the distribution to such shareholders of cash equal to the product of the Company's taxable income for the period from January 1, 1997 until the date the Company's initial public offering was completed and the sum of the highest effective federal and state income tax rate applicable to any current shareholder (or in the case of shareholders that are trusts, any beneficiaries), less any prior distributions to such shareholders to pay taxes for such period, and (ii) an indemnification of such shareholders for any losses or liabilities with respect to any additional taxes (including interest, penalties and legal fees) resulting from the Company's operations during the period in which it was a Subchapter S corporation.

  During 1997, Alan B. Campell, a director of the Company, was a managing director of Campell Vanderslice Furman ("CVF"), an investment banking firm that provided investment banking services to the Company. During 1997, the Company paid CVF approximately $ 1.8 million in connection with the Company's initial public offering of Common Stock and its concurrent notes offering.

CERTAIN TRANSACTIONS

  As of December 31, 1997, J. Michael Gold, the Company's Vice President, Operations-Northeast, had borrowed a total of $210,266 from the Company. Interest accrues on the loan at the rate of 8.875% per annum.

  In 1997, the Company paid $88,000 to Hayden Real Estate, Inc., a company owned by J. Anthony Hayden, a director of the Company, for commissions on various real estate transactions.

                            SOLICITATION OF PROXIES

  The Company will bear the cost of the solicitation of the Board of Directors' proxies for the meeting, including the cost of preparing, assembling and mailing proxy materials, the handling and tabulation of proxies received, and charges of brokerage houses and other institutions, nominees and fiduciaries in forwarding such materials to beneficial owners. In addition to the mailing of the proxy materials, such solicitation may be made in person or by telephone, telegraph or telecopy by directors, officers or regular employees of the Company, or by a professional proxy solicitation organization engaged by the Company.

PCLCM-PS-97

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

------------------------------
      PIERCE LEAHY CORP.
------------------------------


RECORD DATE SHARES:
                                                 -------------------------
   Please be sure to sign and date this Proxy.     Date
--------------------------------------------------------------------------

---------Shareholder sign here---------------------Co-owner sign here-----

DETACH CARD

1. Election of three Class I Directors.               FOR ALL    WITH   FOR ALL
                                                      NOMINEES   HOLD   EXCEPT
            J. PETER PIERCE
          THOMAS A. DECKER                             [_]       [_]      [_]
            ALAN B.CAMBELL

   NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).

2. Ratification of the appointment of Arthur Andersen     FOR   AGAINST  ABSTAIN
   LLP as independent public accountants of the Company.  [_]     [_]     [_]

3. To transact such other business as may properly come before the meeting.

   Mark box at right if an address change or comment has been noted on the reverse side of this card.[_]

                                                                     DETACH CARD

                              PIERCE LEAHY CORP.

      Dear Shareholder,

      Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Corporation that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

      Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

      Please mark the boxes on this proxy card to indicate how your shares will be voted. Then signed the card, detach it and return your proxy vote in the enclosed postage paid envelope.

      Your vote must be received prior to the Annual Meeting of Shareholders, May 15, 1998.

      Thank you in advance for your prompt consideration of these matters.

      Sincerely,

      Pierce Leahy Corp.

                              PIERCE LEAHY CORP.
             631 PARK AVENUE, KING OF PRUSSIA, PENNSYLVANIA 19406

                 ANNUAL MEETING OF SHAREHOLDERS - MAY 15, 1998
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Douglas B. Huntley and Joseph P. Linaugh as Proxies, and each of them acting individually, with full power of substitution to each, to vote for and on behalf of the undersigned at the 1998 Annual Meeting of Shareholders of PIERCE LEAHY CORP. to be held at the Sheraton Valley Forge Hotel, 1160 First Avenue, King of Prussia, Pennsylvania 19406, on Friday, May 15, 1998, at 10:00 a.m., and at any adjournment or postponement thereof. The undersigned hereby directs the said proxies to vote in accordance with their judgment on any matters which may properly come before the Annual Meeting, all as indicated in the Notice of Annual Meeting, receipt of which is hereby acknowledged, and to act on the following matters set forth in such notice as specified by the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND "FOR" PROPOSAL 2.

--------------------------------------------------------------------------------
  PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED
                                  ENVELOPE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Please sign exactly as your name(s) appear(s) on the books of the Company.
Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.
--------------------------------------------------------------------------------

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